Exhibit 15.1

The Board of Directors

Prologis, Inc.:

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated October 21, 2019, July 22, 2019 and April 23, 2019 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Denver, Colorado

November 25, 2019